Exhibit 99.1

Active Power Reports Second Quarter 2014 Results

AUSTIN, Texas (July 29, 2014) – Active Power (NASDAQ: ACPW) reported results for the second quarter ended June 30, 2014.

Highlights

•	UPS revenue increased $3.3 million from the second quarter of 2013 to $6.2 million, but decreased $477,000 from the previous quarter.

•	EMEA sales increased $2.3 million from the second quarter of 2013 and $1.4 million from the previous quarter to $3.5 million.

•	Booked multiple CleanSource® HD UPS (uninterruptible power supply) units for shipment in the U.S. to one of the largest online retail lenders in the country.

•	Named 2014 Green Environmental UPS Manufacturer of the Year by Beijing based UPS Application Magazine for energy efficient, environmentally friendly products.

•	Appointed managing director of Asia Pacific region who brings to Active Power nearly 30 years of sales and operations experience in the UPS and electrical infrastructure markets with large multinational organizations.

•	Appointed vice president of Manufacturing who brings to Active Power a long and successful career in operations, supply chain management, procurement, and quality with a number of large organizations.

•	Completed an expanded three-year $15 million credit facility in July 2014 with Silicon Valley Bank providing for greater borrowing capability with a lower interest rate.

Unless otherwise stated, all comparisons are to the period ended June 30, 2013, as restated.

Q2 2014 Financial Results
Revenue in the second quarter of 2014 was $10.2 million compared to $20.2 million in the year-ago period and $10.9 million in the previous quarter. The decrease from the second quarter of 2013 is attributable to large MIS (modular infrastructure solutions) projects and their associated service revenue which were not repeated in the second quarter of 2014, partially offset by higher UPS revenue in the period versus the second quarter of 2013. Compared to the first quarter of 2014, product revenues were relatively flat while service revenue declined as the result of decreases in MIS projects. For the six months ended June 30, 2014, revenue was $21.1 million compared to $34.6 million in the first six months of 2013.

Gross margin in the second quarter of 2014 was 18.9% compared to 34.3% in the year-ago period and 26.8% in the previous quarter. The decrease in gross margin is primarily related to lower overhead absorption in the factory and service organization. In the second quarter of 2014, less manufactured product was produced resulting in an inventory decline of $1.4 million or 11% compared to the first quarter of 2014. For the six months ended June 30, 2014, gross margin was 23.0% compared to 32.6% in the first six months of 2013.

Operating expenses in the second quarter of 2014 were $6.2 million compared to $6.4 million in the year-ago period and $6.6 million in the previous quarter. The decrease from the previous quarter was largely due to lower product development expenses associated with the CleanSource HD UPS. For the six months ended June 30, 2014, operating expenses were $12.8 million compared to $12.1 million in the first six months of 2013.

Net loss in the second quarter of 2014 was $4.4 million or $(0.19) per share compared to net income of $0.3 million or $0.02 per share in the year-ago period and a net loss of $3.9 million or $(0.19) per share in the previous quarter. The increase in net loss from the previous quarter is primarily due to a decrease in gross margin for the period. The net loss versus net income in the second quarter of 2013 is due to lower revenue and lower gross margin in the period compared to the year-ago results. For the six months ended June 30, 2014, net loss was $8.3 million compared to a net loss of $1.1 million in the first six months of 2013.

Adjusted EBITDA in the second quarter of 2014 was a negative $3.8 million compared to a positive $1.1 million in the year-ago period and a negative $3.1 million in the previous quarter. The adjusted EBITDA decrease is primarily due to higher net losses in the second quarter of 2014. For the six months ended June 30, 2014, adjusted EBITDA was a negative $6.9 million compared to a positive $0.1 million in the first six months of 2013.

Cash and cash equivalents totaled $16.2 million at June 30, 2014. This compares to cash and cash equivalents of $18.7 million at March 31, 2014, and $14.5 million at June 30, 2013.

Management Commentary
“The second quarter was challenging with overall product revenue down from the second quarter of 2013,” said Mark A. Ascolese, president and CEO, of Active Power. “We believe these results reflect a number of external factors including customer deferment in capital spending on critical infrastructure equipment due in part to a sluggish economy. That being said, we continue to see steady progress in our rate of bookings and backlog growth as we booked more orders than we shipped in the second quarter.”

“The priorities we laid out in late 2013 have not changed as we work to continue to increase bookings and consistency in order flow. With our new sales organization now in place, we believe we are well positioned to improve sales with a product set that is highly differentiated and delivers tangible performance and economic advantages for customers.”

Conference Call and Webcast
Active Power will host a conference call today, Tuesday, July 29, 2014, at 8:30 a.m. (ET) to discuss its second quarter 2014 results. Interested parties can dial into the conference call at the time of the event at (888) 329-8862. For callers outside the U.S. and Canada, please dial (719) 325-2472.

The audio webcast can be accessed at http://ir.activepower.com.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) is a global leader in flywheel energy and power technology for mission critical applications. The company’s products and solutions are unique because of its patented flywheel and power electronics technology that delivers critical power to leading innovators across multiple industries. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Non-GAAP Financial Measure
This press release includes information about adjusted EBITDA, which is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles. In the following tables, Active Power has provided a reconciliation of historical adjusted EBITDA to GAAP net income (loss), the most directly comparable GAAP financial measure, under the heading “Adjusted EBITDA.” Active Power encourages investors to review this reconciliation in conjunction with our presentation of adjusted EBITDA.  See “About Presentation of Adjusted EBITDA” in the following tables for our definition of adjusted EBITDA and for an important discussion about the use of this metric.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release that relate to future results and events (including statements about our future financial and operating performance such as statements relating to steady progress in our rate of bookings and backlog growth, work to continue to increase bookings and consistency in order flow, and being well positioned to improve sales) are forward-looking statements based on Active Power’s current expectations. Actual results and the outcomes of future events could differ materially from those expressed or implied by these forward-looking statements because of a number of risks and uncertainties, including: our history of significant operating losses; our increased emphasis on larger and more complex system solutions and customer concentration; the deferral or cancellation of sales commitments as a result of general economic conditions or uncertainty; financial results that may vary significantly from quarter to quarter; an increase in sales of our MIS products may materially increase the amount of working capital required to fund our operations; risks related to our international operations; our dependence on our relationships with Hewlett Packard, Caterpillar, other original equipment manufacturers (OEM), other strategic IT partners, and on our distributors; product performance and quality issues; our underutilized manufacturing capacity and lack of experience manufacturing our products in large quantities; the level of acceptance of our current and future products in the market; significant competition and decreased product sales prices; intellectual property claims; pending legal matters that have increased our costs and could result in fines and penalties; customer credit risk on receivables; possible assessment by tax authorities; our transition to new management; and our continued ability to borrow under our credit agreement or raise capital as needed to support the business.

For more information on the risk factors that could cause actual results to differ from these forward looking statements, please refer to Active Power filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed since then. Active Power assumes no obligation to update any forward-looking statements or information.

Media Contact:
Lee Higgins
Senior Manager, PR and IR
(512) 744-9488
lhiggins@activepower.com

Investor Contact:
Brion D. Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

Active Power, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
		(restated)		(restated)

Revenues:
Product revenue	$7,484	$15,385	$14,941	$26,835
Service and other revenue	2,670	4,810	6,151	7,784
Total revenue	10,154	20,195	21,092	34,619

Cost of goods sold:
Cost of product revenue	6,352	10,623	12,257	18,589
Cost of service and other revenue	1,887	2,650	3,992	4,754
Total cost of goods sold	8,239	13,273	16,249	23,343
Gross profit	1,915	6,922	4,843	11,276

Operating expenses:
Research and development	1,600	1,800	3,680	3,431
Selling and marketing	3,152	3,033	6,040	5,970
General and administrative	1,469	1,579	3,075	2,713
Total operating expenses	6,221	6,412	12,795	12,114
Income (loss) from Operations	(4,306)	510	(7,952)	(838)

Interest expense, net	(106)	(82)	(207)	(164)
Other income (expense), net	(1)	(96)	(128)	(87)

Net Income (loss)	$(4,413)	$332	$(8,287)	$(1,089)

Net Income (loss) per share, basic	$(0.19)	$0.02	$(0.38)	$(0.06)
Net Income (loss) per share, diluted	$(0.19)	$0.02	$(0.38)	$(0.06)

Shares used in computing net income (loss) per share, basic	23,114	19,296	21,851	19,261
Shares used in computing net income (loss) per share,diluted	23,114	19,491	21,851	19,261

Active Power, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)

	June 30, 2014	December 31, 2013
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$16,188	$12,261
Restricted cash	7	520
Accounts receivable, net of allowance for doubtful accounts of $220 and $313 at June 30, 2014 and December 31, 2013, respectively	8,233	9,075
Inventories, net	11,531	12,020
Prepaid expenses and other	468	680
Total current assets	36,427	34,556
Property and equipment, net	2,625	3,056
Deposits and other	298	295
Total assets	$39,350	$37,907

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,888	$2,993
Accrued expenses	4,262	5,583
Deferred revenue	2,844	2,749
Revolving line of credit	5,535	5,535
Total current liabilities	15,529	16,860
Long-term liabilities	697	741
Stockholders' equity
Preferred stock - $0.001 par value; 2,000 shares authorized	-	-
Common stock - $0.001 par value; 40,000 shares authorized; 23,149 and 19,452 issued and 23,082 and 19,388 outstanding at June 30, 2014 and December 31, 2013, respectively	23	19
Treasury stock	(226)	(215)
Additional paid-in capital	302,058	290,964
Accumulated deficit	(279,455)	(271,168)
Other accumulated comprehensive income	724	706
Total stockholders' equity	23,124	20,306
Total liabilities and stockholders' equity	$39,350	$37,907

Active Power, Inc.
Supplemental Information (in thousands)

Revenue by Product	Three Months Ended						Six Months Ended
	June 30,		June 30,		March 31,		June 30,		June 30,
	2014	% of total	2013	% of total	2014	% of total	2014	% of total	2013	% of total
			(restated)						(restated)
UPS	$6,159	61%	$2,816	14%	$6,636	61%	$12,795	61%	$10,236	30%
MIS	1,325	13%	12,569	62%	821	7%	2,146	10%	16,599	48%
Total Product Revenue	7,484	74%	15,385	76%	7,457	68%	14,941	71%	26,835	78%
Service	2,670	26%	4,810	24%	3,481	32%	6,151	29%	7,784	22%
Total Revenue	$10,154	100%	$20,195	100%	$10,938	100%	$21,092	100%	$34,619	100%

Revenue by Geography

Americas	$6,078	60%	$18,473	91%	$7,905	72%	$13,983	66%	$30,565	88%
EMEA	3,513	35%	1,217	6%	2,148	20%	5,661	27%	3,775	11%
Asia	563	6%	505	3%	885	8%	1,448	7%	279	1%
Total Revenue	$10,154	100%	$20,195	100%	$10,938	100%	$21,092	100%	$34,619	100%

Adjusted EBITDA
(Thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2014	2013	2014	2014	2013
		(restated)			(restated)

Net Income (loss)	$(4,413)	$332	$(3,874)	$(8,287)	$(1,089)
Interest Expense	106	82	101	207	164
Depreciation Expense	306	297	314	620	559
Stock Based Compensation	219	391	333	552	528
Impairment of Long-Lived Assets	(19)	(13)	-	(19)	(30)
Adjusted EBITDA	$(3,801)	$1,089	$(3,126)	$(6,927)	$132

About Presentation of Adjusted EBITDA
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP), and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as net income (loss) before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation. Other companies (including competitors) may define adjusted EBITDA differently. The exclusion of these items should not be interpreted as implying that these items are non-recurring, infrequent, or unusual. These excluded items could have a material impact on earnings. While management relies primarily on GAAP results, the company presents adjusted EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally as a supplemental measure for forecasting and budgeting. Adjusted EBITDA may not be indicative of the historical operating results of Active Power, Inc., nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.